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                                                                    EXHIBIT 10.3

                                 May 12, 1999


Mr. Herve Caen
Chairman and Chief Executive Officer
Titus Interactive SA
c/o Titus Software Corporation
20432 Corisco Street
Chatsworth, CA 91311

Mr. Brian Fargo
16815 Von Karman Ave.
Irvine, CA 92606

Gentlemen:

     The purpose of this letter (the "Letter of Intent") is to express the intentions and, in certain respects, agreement of Interplay Entertainment Corp., a Delaware corporation ("Interplay"), Titus Interactive SA, a French corporation ("Titus"), and Brian Fargo, an individual, with respect to the transactions described herein.

     The transactions include the following key elements:

     1.   Sale of Stock.  Interplay and Titus would enter into an agreement
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whereby Interplay would issue 6,250,000 shares of Common Stock to Titus at a price of $4.00 per share, for aggregate consideration of $25,000,000 (the "Additional Purchase"). Such agreement would be on substantially the same terms and conditions as the Initial Stock Purchase Agreement (as defined below).

     2.   Amendment of Stock Purchase Agreement.  The Stock Purchase Agreement
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dated March 18, 1999 and entered into by and among Interplay, Titus and Brian
Fargo (the "Initial Stock Purchase Agreement") is hereby amended or will be amended as follows:

          a.   Effective upon the Additional Closing (as defined below), Section
10.3 of the Initial Stock Purchase Agreement is deleted in its entirety, and Interplay would have no further rights with respect to the shares referred to therein.

          b.   Effective upon the execution of this Letter of Intent, Section
8.14 of the Initial Stock Purchase Agreement is hereby amended by replacing "(i) ninety (90) days from the Closing Date hereof" with "(i) August 31, 1999."

          c.   Effective upon the execution of this Letter of Intent, Section
8.15 of the Initial Stock Purchase Agreement is hereby amended by replacing "During the Restricted Period" with "On or before August 31, 1999."
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          d.   Effective upon the execution of this Letter of Intent, Section
11.1 of the Initial Stock Purchase Agreement is hereby amended by including the Conversion Stock (as defined below) in the definition of the term "Registrable Stock." For all purposes of the Initial Stock Purchase Agreement, the term "Registrable Stock" shall include the Conversion Stock.

     3.   Exchange of Shares with Brian Fargo.  Titus and Brian Fargo would
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enter into an agreement whereby Mr. Fargo will exchange 2,000,000 shares of
Interplay Common Stock owned by him for shares of Titus Common Stock (the "Exchanged Shares") at an exchange rate determined by dividing Ten Million Dollars ($10,000,000) (based upon a per share price for Fargo's shares of Interplay Common Stock of $5.00) by the average of the closing price per share of Titus Common Stock for the ten (10) trading days ended the date before the date hereof.

          Under the terms of such Agreement, (a) Mr. Fargo would agree not to sell, transfer or otherwise dispose of, or pledge, collateralize or hypothecate any of the Exchanged Shares, or enter into any contract, option, or other arrangement with respect to any of the foregoing (each, a "Transfer") for a period of two hundred seventy (270) days following the closing date of the transaction (the "Lock-Up Period"), (b) following the expiration of the Lock-Up Period, Mr. Fargo would have the right, from time to time, to elect, by written notice to Titus, to require Titus to arrange for the sale of all or any portion of such Exchanged Shares on Mr. Fargo's behalf (which sale could be to Titus, or to Herve Caen or Eric Caen if Titus so elects). After the expiration of the Lock-Up Period, each of Titus, Herve Caen and Eric Caen would have a right of first refusal to purchase the Exchanged Shares in the event that Mr. Fargo desires to Transfer any or all of such Exchanged Shares. If Titus is unable to arrange a sale of such Exchanged Shares within sixty (60) days following receipt of such notice, then Titus shall, at Fargo's option, either (x) repurchase such Exchanged Shares for cash at a purchase price equal to the average closing trading price per share of Titus Common Stock for the ten (10) trading days immediately preceding the date of such notice or (y) exchange such Exchanged Shares for shares of Interplay Common Stock at an exchange rate based upon the average closing trading price per share of Interplay Common Stock and Titus Common Stock for the ten (10) trading days immediately preceding the date of such notice.

     4.   Management of Interplay.  Unless otherwise mutually agreed by
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Interplay, Mr. Fargo and Titus, Mr. Fargo would be the Chief Executive Officer of Interplay, and Herve Caen would be the President of Interplay. Prior to the Additional Closing (as defined below), the parties would agree on the relative roles and duties of Messrs. Fargo and Caen, it being understood and agreed that certain significant operating decisions would require the joint approval of Fargo and Caen. In addition, immediately after the closing of the transactions contemplated by this Letter of Intent (the "Additional Closing"), the parties would agree on an operating plan (the "Plan") for Interplay for the twelve (12) months following the Additional Closing, and Messrs. Fargo and Caen would operate Interplay in accordance with the Plan, except as may otherwise be approved by Interplay's Board of Directors.

     5.   Voting Agreement.  Interplay, Titus and Mr. Fargo would enter into a
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Voting Agreement whereby after the Additional Closing, Titus and Mr. Fargo would each vote their shares to elect to Interplay's Board of Directors (a) three (3) individuals nominated by Mr. Fargo,

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(b) three (3) individuals nominated by Titus and (c) two (2) individuals not affiliated with either Interplay or Titus who are mutually agreed upon by Interplay and Titus.

     6.   Additional Financing.  Titus would use its commercially reasonable
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efforts to raise additional debt or equity financing in the European capital markets following the Additional Closing on terms and conditions reasonably acceptable to Titus (the "Titus Financing"). Thereafter, Titus would provide Interplay with an unsecured line of credit (the "Line of Credit") for a term of one year in an aggregate principal amount equal to the lesser of (a) thirty percent (30%) of the Titus Financing or (b) Fifteen Million Dollars ($15,000,000). The interest rate payable and other material terms with respect to such Line of Credit would be substantially the same as the Titus Financing; provided, however, that if the Titus Financing is solely in the form of equity, the Line of Credit would have an interest rate and other material terms substantially the same as the terms of any intercompany indebtedness between Titus and Titus Software Corporation.

     7.   Distribution Agreement.  Interplay and Titus would enter into
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negotiations for an agreement whereby Titus would grant to Interplay (or a newly formed entity jointly owned by Titus and Interplay) exclusive rights to distribute all of its products related to console gaming systems in North
America in exchange for a distribution fee to be mutually agreed upon by Titus and Interplay. The parties anticipate that such an agreement would be reached on or before the Additional Closing.

     8.   Representations and Warranties of Interplay.  Interplay represents and
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warrants to, and covenants and agrees with, Titus as follows:

          a. Interplay has all requisite corporate power and authority to execute, deliver and perform this Letter of Intent and the Note (as defined below), and all corporate acts and proceedings required for the authorization, execution and delivery of this Letter of Intent and the Note and the performance of this Letter of Intent and the Note have been lawfully and validly taken.

          b. To the extent provided in Section 9.e. hereof, this Letter of Intent and the Note constitute the legal, valid and binding obligations of Interplay and are enforceable against Interplay in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.

          c. This Letter of Intent and the Note, and the terms hereof and thereof, have been approved by Greyrock Business Credit, and the execution, delivery and performance of this Letter of Intent and the Note will not violate or be in conflict with any other material agreement to which Interplay is a party.

          d. Since the date of the Initial Stock Purchase Agreement, Interplay has not experienced any event that would have a Material Adverse Effect (as defined in the Initial Stock Purchase Agreement) on Interplay.

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     9.   General.
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          a.   The transactions described in this Letter of Intent will be accomplished, where applicable, pursuant to the terms of definitive agreements to be negotiated by the parties thereto. Subject to Section 1 hereof, such agreements would be in form and content mutually satisfactory to the parties and will include such terms and conditions as are customary in transactions of that type.

          b. Titus shall pay Interplay the amount of $5,000,000 concurrently with the execution of this Letter of Intent (the "Deposit"). Simultaneously therewith, Interplay shall execute the Convertible Promissory Note attached hereto as Exhibit A (the "Note"). The Deposit shall be used by Interplay only for the purposes permitted under the Initial Stock Purchase Agreement. In the event the transactions contemplated by this Letter of Intent are not consummated on or before August 31, 1999 for any reason, then the Deposit, together with interest at the rate of six percent (6%) from the date hereof until paid, shall be refunded by Interplay to Titus in full or, at the election of Titus, may be converted into shares of Common Stock of Interplay (the "Conversion Stock") at a price per share calculated in accordance with the terms of the Note. In the event the transactions contemplated by this Letter of Intent are consummated on or before August 31, 1999, the Deposit, without interest, shall be credited against the purchase price paid by Titus for the Additional Purchase.

          c. The parties to any agreements proposed to be entered into pursuant to the transactions described herein will negotiate in good faith and will use their commercially reasonable efforts to execute such agreements so as to enable these transactions to close no later than August 31, 1999.

          d. Interplay and Titus acknowledge that this Letter of Intent is covered by the terms of those certain Nondisclosure Agreements dated November 10, 1998, and March 3, 1999, between Interplay and Titus.

          e. Except as provided in Sections 2.b., 2.c., 2.d., 8, 9.b., 9.d., 9.f. and 9.g. hereof, this Letter of Intent is not intended to be a legally binding obligation of Interplay, Titus and Mr. Fargo.

          f. Interplay and Titus shall bear their own respective legal, accounting and other expenses in connection with the proposed transaction.

          g. Any public announcement of the transactions contemplated hereby must be approved in writing as to content and timing in advance by both Interplay and Titus; provided, however, that any party may make any announcement required by law, but only after such party makes a good faith effort to contact the other parties hereto prior to such announcement.

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     If the foregoing correctly reflects your understanding of our mutual intentions (and, as set forth in Section 9.e. hereof, agreements), please so indicate by signing and returning the enclosed copy of this letter.

                                    Very truly yours,

                                    INTERPLAY ENTERTAINMENT CORP.


                                    By:  /s/ Brian Fargo
                                         ---------------------------------
                                         Brian Fargo,
                                         Chief Executive Officer and
                                         Chairman of the Board

ACKNOWLEDGED AND AGREED TO
AS OF THE DATE OF THIS LETTER:

TITUS INTERACTIVE SA


By:  /s/ Herve Caen
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     Herve Caen,
     Chairman and
     Chief Executive Officer



 /s/ Brian Fargo
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Brian Fargo, individually

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